Pricing Supplement No.  26             Rule 424(b)(2)
DATED:    12/4/95           Registration No. 33-56839
(To Prospectus Supplement dated January 17, 1995, including the Prospectus dated December 21, 1994)


$900,000,000
USL CAPITAL CORPORATION
MEDIUM-TERM NOTES, SERIES D
Due from Nine Months to 30 Years from Date of Issue


Floating Rate Note [ ]      5.94% Fixed Rate Note [X]
Global Security:   [x] Yes  [ ] No
Principal Amount:  $3,000,000
Settlement Date:   12/7/95   Maturity Date:  12/7/99
Interest Accrual Date:  12/7/95

New Maturity Date(s): N/A     Notice of Renewal Date(s): N/A

Issue Price:  100%

Specified Currency: U.S. Dollars
Exchange Rate Agent: N/A
Historical Exchange Rate: N/A
Redemption Dates: N/A
Redemption Price(s): N/A
Authorized Denominations (if other than denominations of $1,000 and integral multiples of $1,000 in excess thereof in U.S. Dollars): N/A

Repayment Date(s):         N/A
Repayment Price(s):        N/A
Interest Payment Period:   Semi-Annually
Interest Payment Dates:    6/1, 12/1

(Only applicable to Floating Rate Notes)
Initial Interest Rate:

Index Maturity:
Base Rate(s):
If LIBOR, Designated LIBOR Page:
     [  ] LIBOR Reuters
     [  ] LIBOR Telerate
     Index Currency:
Interest Reset Period:
Interest Reset Dates:

Spread (plus or minus):

Spread Multiplier:
Maximum Interest Rate:
Minimum Interest Rate:
Calculation Agent:

Original Issue Discount Note:
[ ]  Yes       [X]  No
(Only Applicable to Original Issue Discount Notes):
Total Amount of OID:
Yield to Maturity:
Initial Accrual Period OID:
Method to Determine Yield to Maturity and Initial Accrual Period OID:


Trade Date:      12/4/95
Name of Agent:   Lehman Brothers, Inc.
Agent's Discount or Commission:     $9,000
Net Proceeds to Company:        $2,991,000

[X] Agent is Acting as Agent for the Sale of Notes by the Company at a Price to the Public of [X ] 100% of Principal
     [  ] ___% of Principal

[ ] Agent is Purchasing Notes from the Company as Principle for Resale to investors and Other Purchasers at:
     [  ] a fixed initial public offering price of
          100% of the Principal Amount
     [  ] a fixed initial public offering price of
          ___% of the Principal Amount
     [ ] varying prices relating to prevailing market prices at time of resale to be determined by Agent

Cusip Number:  90330QBB9

Additional Terms: